UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2008

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3011 Triad Drive Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Chairman of the Board

On November 4, 2008, the Board of Directors of Adept Technology, Inc. (“Adept” or the “Company”) approved the discontinuation of Mr. Robert H. Bucher’s service as Executive Chairman of the Board employed by Adept and elected Michael P. Kelly, currently serving as Lead Independent Director, to serve as Chairman of the Board.  Robert H. Bucher will remain a director of Adept as a non-Chairman member of the Board of Directors.

(e)           Amendment of 2008 Employee Stock Purchase Plan

On November 4, 2008, the Board of Directors of Adept approved the amendment of the Company's 2008 Employee Stock Purchase Plan (the “2008 ESPP”) to clarify the shares authorized for issuance and remove the "evergreen" provision providing for the potential annual increase of shares of common stock authorized for issuance under the 2008 ESPP.

The 2008 ESPP, as submitted for approval by the stockholder of the Company at its 2008 Annual Meeting of Stockholders, now authorizes issuance of shares of common stock in a fixed amount equal to (i) 200,000 plus (ii) the number of authorized shares of common stock remaining unissued under the 1998 Employee Stock Purchase Plan which is approximately 433,400 shares.

Specifically, Section 13(a) of the Adept Technology, Inc. 2008 Employee Stock Purchase Plan was amended and replaced in its entirety to read as follows:

13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 200,000 shares, plus any shares of Common Stock that were authorized for issuance under the Company’s 1998 Employee Stock Purchase Plan (the “Prior Plan”) that, as of September 1, 2008, remained unissued under the Prior Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.
Date: November 5, 2008	By: /s/ Lisa M. Cummins Lisa M. Cummins Vice President of Finance and Chief FinancialOfficer